                                                                     Exhibit 4.8


                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                     THE PRODUCERS ENTERTAINMENT GROUP LTD.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         The Producers Entertainment Group Ltd. (the "Company"), a corporation organized and existing under the General Corporation Law (the "GCL") of the State of Delaware, DOES HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors (the "Board") in the Restated Certificate of Incorporation of the Company, and pursuant to the provisions of Section 151 of the GCL, the Board, by unanimous written consent dated July 27, 1998, duly adopted resolutions providing for the designation and issuance of a series of 500,000 shares of preferred stock, $0.001 par value per share, designated "Series F Convertible Preferred Stock" (the "Series F Stock"). The resolutions of the Board designating the Series F Stock read as follows:

                  "RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors of this Company in Article VII of the Restated Certificate of Incorporation of this Company, a series of preferred stock of the Company be and is hereby fixed and given the distinctive designation of "Series F Convertible Preferred Stock" (the "Series F Stock"), said Series F Stock to consist of 500,000 shares with $0.001 par value per share, and of which the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

                  1.       DIVIDENDS.

                  The Series F Stock is not, and shall not be, entitled to receive any dividends if and when declared by the Board, whether payable in cash, property or stock.

                  2.       RIGHTS ON LIQUIDATION, DISSOLUTION AND WINDING-UP.

                  In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series F Stock shall not be entitled to be paid anything out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings.

                  3.       VOTING.

                  The Series F Stock shall have no voting rights.

                  4.       CONVERSION RIGHTS.

                           (a) OPTIONAL CONVERSION OF SERIES F STOCK.
                  Immediately following the issuance thereof, each share of Series F Stock may be converted, at the option of the holder, into one share of Common Stock of the Company upon payment of the Conversion Price. The Conversion Price per share of Series F Stock shall mean an amount equal to 125% of the Fair Market Value of the common stock, $.001 par value per share, of the Company (the "Common Stock") on the date of issuance of such share of Series F Stock. "Fair Market Value" per share of Common Stock at any date shall mean (i) if the Common Stock is listed on an exchange or exchanges, or admitted for trading on any national securities exchange, the OTC Bulletin Board or any other market, the closing bid price of the Common Stock on the date of issuance of the Shares of Series F Stock, or (ii) if the Common Stock is not listed on an exchange or quoted on the Nasdaq Stock Market, an amount determined in good faith by the Board.

                           (b) TERMINATION OF RIGHTS. Upon the effective date of
                  the conversion of shares of Series F Stock and conditioned upon the Company's fulfillment of its obligations set forth below, all rights in respect of the shares being converted (except the right to receive shares of Common Stock into which such shares of Series F Stock are converted) shall cease and terminate and such shares of Series F Stock shall no longer be deemed outstanding. At any time on or after the effective date of the conversion of shares of Series F Stock, the holder of any shares so converted shall be entitled to receive the number of shares of Common Stock resulting from such conversion, upon delivery to the Company during regular business hours, at the office of any transfer agent of the Company for the shares being converted or at such other place as may be designated by the Company, the certificate or certificates for the shares of Series

                  F Stock to be converted, duly endorsed or assigned in blank to the Company (if required by it), accompanied by written notice stating the name or names (with address) to be set forth on the certificate or certificates for the shares of Common Stock to be issued. As promptly as practicable thereafter (but in any event within three business days), the Company shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of shares to which such holder is entitled as a result of such conversion, and a certificate representing any shares of Series F Stock which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted. The person or persons whose names appear on the certificate or certificates for shares to be issued shall each be deemed to have become a stockholder of record on the effective date of such conversion unless the transfer books of the Company are closed on that date, in which event each such holder shall deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

                           (c) NOTICE OF CONVERSION. Holders of Series F Stock
                  electing to convert their shares shall deliver a written notice of such election to the Company on or prior to the effective date of such conversion. All notices of conversion required to be given hereunder to the Company by the stockholders shall set forth the number of shares being converted, the effective date of such conversion, and shall be delivered by first class, deemed to have been duly given if sent by registered certified mail postage prepaid and return receipt requested. Such notice shall be deemed delivered when deposited, postage and fees prepaid, by overnight service with a nationally recognized "next day" delivery company such as Federal Express or United Parcel Sevice, by facsimile transmission, or otherwise actually delivered to the Company, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given two business days from the date of deposit in the United States mails, unless sooner received and any notice sent by overnight service as provided above shall be deemed to have been duly given the next business day from the date of deposit with the service.

                           (d) MANDATORY REDEMPTION. Notwithstanding any other
                  provision set forth herein, all shares of Series F Stock that have not been converted and are outstanding on the day after the date that is three years from the date of issuance of such shares of Series F Stock (the "Unconverted Stock"), shall automatically be canceled and deemed redeemed back to the Company and the holder of such shares of Unconverted Stock shall receive, from the Company, the total of the par value price per share ($0.001) MULTIPLIED BY the aggregate number of shares of Unconverted Stock.

                           (e) TRANSFER TAXES. The Company shall pay all
                  documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Company upon conversion of any shares of Series F Stock; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series F Stock in respect of which such shares are being issued.

                           (f) RESERVE SHARES. The Company shall reserve, free
                  from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series F Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series F Stock.

                           (g) VALIDLY ISSUED SHARES. All shares of Common Stock
                  which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, and free from all taxes, liens or charges with respect thereto.

                  5.       ADJUSTMENTS.
                           (a) STOCK SPLITS AND COMBINATIONS. If the Company at
                  any time or from time-to-time, fixes a record date for a split, stock dividend or subdivision of the outstanding shares of Common Stock, then, following such record date (or the date of such split, stock dividend or subdivision if no record date is fixed), the Series F Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Series F Stock shall be increased in proportion to such increase in the number of outstanding shares of Common Stock. If the number of shares of Common Stock outstanding at any time, is decreased by a combination of the outstanding shares of Common Stock then, following the record date of such combination, the Series F Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Series F Stock shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

                           (b) MERGER, CONSOLIDATION OR SALE. In case of any
                  consolidation of the Company with or any merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation) or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, any holder of Series F Stock may, by written notice to the Company, elect to have each share of Series F Stock held by such holder treated for all purposes as if it had been converted into Common Stock on the earlier of (i) the record date, if any, for the voting by holders of Common Stock on such event and (ii) the date of such event.

                           (c) RECAPITALIZATION. If at any time or from
                  time-to-time, there shall be a recapitalization of the Common Stock (other than a dividend, subdivisions, combination, merger or a sale of assets provided for elsewhere in this
                  Section 5), provisions shall be made so that the holders of Series F Stock shall thereafter be entitled to receive on conversion of shares of Series F Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of shares of Common Stock deliverable on such conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in this application of the provisions of this Section 5 with respect to the rights of the holders of Series F Stock after the recapitalization to the end that the provisions of this Section 5 shall be applicable after that event as nearly equivalent as may be practicable.

                           (d) SUCCESSIVE CHANGES. The above provisions of this
                  Section 5 shall similarly apply to successive subdivisions, combinations or recapitalization of the Common Stock and successive mergers, consolidations or sales of the Company or any successor thereof.

                  6.       PREEMPTIVE RIGHTS.

                           The holders of Series F Stock shall not have any
                  preemptive right to subscribe for any additional shares of any class of stock of the Company, now or hereafter authorized, or for any issue of bonds, notes or other securities convertible into any class of stock of the Company.

                  7.       LIMITATIONS.

                           (a) So long as any shares of Series F Stock are
                  outstanding, the Company shall not, without the affirmative vote or the written consent as provided by law, of the holders of at least a majority of the outstanding shares of such series, voting as a class, change the rights, preferences, privileges or restrictions with respect to such series in any material respect prejudicial to the holders thereof.

                           (b) The provisions of this Section 7 shall not in any
                  way limit the right and power of the Company to issue bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders."


         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Arthur Bernstein, its Secretary, as of the 30th day of July 1998.

                                          The Producers Entertainment Group Ltd.

                                          By: /S/ ARTHUR H. BERNSTEIN
                                              --------------------------
                                          Arthur H. Bernstein, Secretary